Exhibit 10.19

Addendum Agreement

This Addendum Agreement (“Agreement”) is entered into by and among Empire Energy Corporation International, a Nevada corporation (“Maker”) and RAB Special Situations (Master) Fund Limited (together with its successors, representatives, and permitted assigns, the “Holder”), effective as of March 14, 2009 (the “Effective Date”).

WITNESSETH:

WHEREAS, on the 14th day of March 2006 the Holder loaned One Million Five Hundred Thousand Dollars (US$1,500,000) to the Maker and, in consideration for the Maker issuing a 6% Convertible Debenture (represented by certificate number CD-001)(the “Debenture”), convertible into shares Class A, US$0.001 par value, common stock of Maker (the “Common Shares”), with the initial conversion price of US$0.15 per share (the “Debenture Conversion Price”), and Class A and Class B warrants (represented by certificates numbers WA-1 and WB-1, respectively) exercisable to purchase 8,550,000 and 5,000,000 Common Shares, respectively (the “Warrants”), at the initial exercise price of US$0.13 and US$0.18, respectively (respectively, each, the “Warrant Exercise Price”), expiring on March 21, 2009 (the “Warrant Expiry Date”); and

WHEREAS, the parties acknowledge that (i) certain provisions of the Debenture and the Warrants (the “Ratchet”) provide for an adjustment of the Debenture Conversion Price with respect to the Debenture and the Warrant Exercise Price with respect to the Warrants based on the subsequent issuance of Common Shares, Common Share equivalents or other instruments convertible into Common Shares at a price that is less than the conversion price or exercise price and (ii) the Ratchet was triggered by an issuance of securities by the Maker and each of the Debenture Conversion Price and the Warrant Exercise Price were adjusted to US$0.07 per share (the “Adjusted Conversion Price” and “Adjusted Exercise Price”, respectively);

WHEREAS, the parties disagree on the maturity date of the Debenture (the “Maturity Date”) and desire to eliminate any and all uncertainty with respect to the status of the Debenture and the due date;

WHEREAS, in an effort to support the Maker’s ability to finance its business operations and in consideration for other undertakings set forth in this Agreement, the parties agree (i) to amend, restate and ratify March 14, 2011 as the Maturity Date of the Debenture; (ii) Holder will agree to amend Section 1.2 of the Debenture to permit the accrual of interest payments during the term of the Debenture; (iii) the Maker will reissue a new amended and restated debenture certificate reflecting the March 14, 2011 Maturity Date and the Adjusted Conversion Price, in substantially the form attached hereto as Exhibit A; (iv) the Warrant Expiry Date for each of the Warrants will be extended to March 21, 2014; (v) the Maker will reissue new amended and restated warrant certificates representing the Warrants with the amended Warrant Expiry Date in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively; (vi) Holder will waive any and all defaults on the part of Maker related to or arising from the Debenture or the Warrants which may have occurred prior to the date of this Agreement; (vii) Maker will waive any and all defaults on the part of Holder relating to conduct related to or arising from the Debenture or the Warrants which may have occurred prior to the date of this Agreement; and (viii) Maker will issue Holder a Class C Warrant exercisable to purchase 7,500,000 Common Shares at US$0.07 per share, expiring March 21, 2014, in substantially the form attached hereto as Exhibit D.

NOW THEREFORE, the parties to this Agreement, for and in consideration of the mutual covenants, promises and agreements contained herein, the adequacy of which is hereby approved, agree as follows:

1.

Ratification of Maturity Date of the Debenture.  Each of the Maker and the Holder agree, ratify and confirm that the Maturity Date of the Debenture executed on March 14, 2006 is March 14, 2011.  No later than March 25, 2009, the Maker shall execute and deliver an amended and restated debenture certificate reflecting the March 14, 2011 Maturity Date and the Adjusted Conversion Price, in substantially the form attached hereto as Exhibit A (the “Amended and Restated Debenture Certificate”).  The parties acknowledge and agree that the Amended and Restated Debenture Certificate shall supersede, replace and void the originally issued Debenture certificate upon execution and delivery of the Amended and Restated Debenture Certificate to the Holder.

2.

Provision for the Accrual of the Interests.  Each of the Maker and the Holder agree that interest payable under the Debenture shall accrue and be payable on the Maturity Date.  Accordingly, Section 1.2 of the Amended and Restated Debenture Certificate entitled  “Interest” shall read as follows:

“Beginning on the effective date of this Debenture, March, 14, 2009, the outstanding principal balance of this Debenture shall bear interest, in arrears, at a rate per annum equal to 6% which interest shall accrue, together with all interest unpaid prior to the effective date of this Debenture, compounded quarterly and be payable, along with principal, in one lump sum on the Maturity Date.”

3.

Amendment of Maturity Date of the Warrants.  Each of the Maker and the Holder agree, ratify and confirm that the Expiration Date of the Warrants executed on March 14, 2006 shall be extended to March 21, 2014.  No later than March 25, 2009, the Maker shall execute and deliver amended and restated warrant certificates reflecting the March 21, 2014 Expiry Date and the Adjusted Exercise Price, in substantially the forms attached hereto as Exhibit B and Exhibit C (the “Amended and Restated Warrant Certificates”).  The parties acknowledge and agree that the Amended and Restated Warrant Certificates shall supersede, replace and void the originally issued Warrant certificates upon execution and delivery of the Amended and Restated Warrant Certificates to the Holder.

4.

Waiver of Prior Defaults.  The parties hereto mutually agree to waive strict compliance with any and all of the terms of the Debenture, the Warrants or any other related investment documents originally entered into on March 14, 2006 which may have occurred prior to the date of this Agreement.  The parties further agree, however, that such waiver shall not act as precedent, or may it be relied on to form the basis for the waiver of any future breaches or defaults of any nature.

5.

Consideration Warrants.  In consideration for the covenants, releases and other undertakings set forth in this Agreement, the Maker shall issue to the Holder, no later than March 25, 2009, a Class C Warrant exercisable to purchase 7,500,000 Common Shares at US$0.07 per share, expiring March 21, 2014, in substantially the form attached hereto as Exhibit D (the “Consideration Warrant Certificate”).

6.

The Effect of This Agreement on Other Investment Instruments. The amendments contained in this Agreement shall amend the Investment Documents executed on March 14, 2006 by the parties hereto only as necessary to carry out the intent of this Agreement.  To the extent not contradictory, all other terms and conditions of the Investment Documents shall remain in full force and effect and  the future conduct of the parties related to the Investment Documents shall be subject to all other conditions and agreements contained therein.

7.

Definitions.  All defined terms not defined in this Agreement shall have the meaning as defined in the relevant Investment Document where such term is defined.

8.

Notice and Deliveries.  All deliveries and registrations of the Amended and Restated Debenture Certificate, the Amended and Restated Warrant Certificates and the Consideration Warrant Certificate under this Agreement shall be made in accordance with the Registration and Delivery Instructions attached hereto.

Dated this ___day of March, 2009.

RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED

By:_______________________________

Authority__________________________

EMPIRE ENERGY CORPORATION INTERNATIONAL

By:_______________________________

Authority__________________________

Registration and Delivery Instructions

Holder Information	Registration Information Registration of the certificates representing the Securities should be made exactly as follows (if space is insufficient, attach a list):
RAB Special Situations (Master) Fund Limited c/o RAB Capital Plc 1 Adam Street London WC2N 6LE United Kingdom Phone: 44 20 7389 7000 Fax: 44 20 7389 7057 email: legal@rabcap.com	Credit Suisse Client Nominees (UK) Limited One Cabot Square London, United Kingdom E14 4QJ

Delivery of Certificates The certificates representing the Securities are to be delivered as follows (if different from the address(es) set forth above):

Street Address: City, State, Postal/Zip Code: Contact Name/Phone No.:	Prime Brokerage Settlements CSFB (Europe) Ltd. One Cabot Square London E14 4QJ United Kingdom Phone: 44 20 7888 1187 Fax: 44 20 7458 8245
Notation:	RAB Special Situations (Master) Fund Limited

4